UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 1, 2005

POTLATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5313	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 W. Riverside Avenue, Suite 1100 Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

509-835-1500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 1, 2005, the Executive Compensation and Personnel Policies Committee of the Board of Directors (the “Committee”) of Potlatch Corporation (the “Company”) approved an amendment to outstanding employee Stock Option Agreements to accelerate by approximately eleven months the option to purchase an aggregate of 56,226 shares of the Company’s common stock granted on December 2, 2004. All of these options were otherwise scheduled to vest on December 2, 2006. The number of shares subject to the options and the exercise price of $50.75 per share remain unchanged. The closing price of the Company’s common stock on November 30, 2005, the last trading day prior to the acceleration, was $48.34.

The purpose of the accelerated vesting is to enable the Company to avoid recognizing in its statement of operations non-cash compensation expense associated with these options in future periods, upon the expected implementation of FASB Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” in January 2006.

As a result of the action taken by the Committee, all outstanding options to purchase shares of the Company’s common stock will be fully vested as of December 31, 2005. The action taken did not effect the vesting of any outstanding options held by members of the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 5, 2005

POTLATCH CORPORATION

By:	/s/ Malcolm A. Ryerse
Malcolm A. Ryerse Corporate Secretary